Exhibit 99.1

For additional information, contact: David A. Hedges Executive Vice President and Chief Financial Officer (334) 821-9200

Press Release – January 15, 2019

President and CEO Robert W. Dumas elected Chairman

AUBURN, Alabama – Auburn National Bancorporation, Inc. (Nasdaq: AUBN) (the “Company”) today announced the election of Robert W. Dumas as Chairman of the Board of Directors of the Company and its subsidiary, AuburnBank (the “Bank”).

Mr. Dumas was appointed President and Chief Executive Officer of the Company in 2017. He has been President and Chief Executive Officer of the Bank since 2001, when he was also elected as a Company director. Mr. Dumas has been employed by the Bank in various positions since 1984, and became a director of the Bank in 1997.

Anne M. May, the Company’s lead outside director, praised Mr. Dumas’ leadership: “We are confident that Bob will build off the Company’s strong record of performance and continue to uphold the Company’s legacy of service to the community. His institutional knowledge, focus on customers, and record of service will be essential as he executes the Company’s strategy.”

Robert W. Dumas stated: “I appreciate the confidence the Board of Directors has placed in me and I am honored to work with such a dedicated group of officers and employees. I am excited about the future and look forward to the Company’s continued success.”

About Auburn National Bancorporation, Inc.

The Company and the Bank are headquartered in Auburn, Alabama, and have total assets of approximately $809 million. The Bank has operated continuously since 1907. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates 8 full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates a loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.